UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Shore Bancshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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28969 Information Lane, Easton, Maryland 21601

410-763-7800/Fax 410-763-8560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SHORE BANCSHARES, INC.

Notice is hereby given that the Annual Meeting of Stockholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) will be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 30, 2014, for the following purposes:

1.	To elect two Class II directors to serve for a three-year term ending at the 2017 annual meeting of stockholders.

2.	To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

4.	To transact any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof. The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting.

The Board recommends that you vote “FOR” each of the Class II director nominees proposed by our Board and that you vote “FOR” each of the other proposals. The background of each of the Class II director nominees and a description of the other proposals are described in detail in the accompanying proxy statement (the “Proxy Statement”).

The Board has fixed the close of business on March 7, 2014 (the “Record Date”) as the Record Date for determining our stockholders entitled to notice of and to vote at the Annual Meeting, or at any adjournment or postponement thereof. Only stockholders at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Beginning with this Annual Meeting, we are pleased to take advantage of the rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about March 20, 2014, rather than a paper copy of the Proxy Statement, the proxy card, Shore Bancshares, Inc.’s Annual Report to Stockholders (the “2013 Annual Report”), and our annual report on Form 10-K for the year ended December 31, 2013. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you expect to be present at the Annual Meeting, after receiving the Notice of Internet Availability please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or by signing, dating and returning the proxy card that is mailed to those that request paper copies of the Proxy Statement and the other proxy materials.

By Order of the Board of Directors,

Christopher F. Spurry

Chairman of the Board

March 20, 2014

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on April 30, 2014:

The Company’s Proxy Statement, form of Proxy, the 2013 Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2013, are available on the Internet at www.proxyvote.com and on our corporate website at www.shorebancshares.com under the “Governance Documents” link.

Information on this website, other than the Proxy Statement, is not a part of the enclosed
Proxy Statement.

28969 Information Lane, Easton, Maryland 21601

410-763-7800/Fax 410-763-8560

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

This proxy statement (“Proxy Statement”) is being made available to our stockholders on or about March 20, 2014 via the Internet and, if requested, by delivery of printed copies by mail, and is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Shore Bancshares, Inc., a Maryland corporation. The proxies solicited hereby are to be voted at the 2014 Annual Meeting of Stockholders (our “Annual Meeting”) to be held at The Tidewater Inn, 101 East Dover Street, Easton, Maryland 21601, on Wednesday, April 30, 2014, at 11:00 a.m., local time and at any and all adjournments or postponements thereof.

As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Shore Bancshares, Inc.

Important Notice of Electronic Availability of Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement, the proxy card, Shore Bancshares, Inc.’s Annual Report to Stockholders (the “2013 Annual Report”), and our annual report on Form 10-K for the year ended December 31, 2013, available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Since this is the first year we are using this procedure for delivering proxy materials, stockholders will not receive printed copies of the proxy materials as they have in prior years, unless they request them. We will instead be mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), that explains how stockholders may access and review the proxy materials and how stockholders may submit their proxy. Also, as more fully described in the Notice of Internet Availability, stockholders may choose to access our proxy materials via the Internet or may request a printed set of our proxy materials. In addition, the Notice of Internet Availability and the website provide information regarding how you may request to receive future proxy materials electronically by email or in printed form by mail on an ongoing basis. The Notice of Internet Availability, this Proxy Statement and the other proxy materials are first being made available to our stockholders on or about March 20, 2014. Our 2013 Annual Report is not part of the proxy solicitation material.

Proposals to Be Voted Upon at the Annual Meeting

At our Annual Meeting, stockholders will be asked:

•	Proposal 1: To elect two Class II directors to serve for a three-year term ending at the 2017 annual meeting of stockholders.

•	Proposal 2: To ratify the appointment of Stegman & Company to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	Proposal 3: To hold an advisory vote on our executive compensation.

•	Proposal 4: To act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Board Recommendation

The Board recommends that you vote “FOR” each of the director nominees proposed by our Board, “FOR” the ratification of the appointment of Stegman & Company to serve as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2014, “FOR” the approval, on a non-binding advisory basis, of the Company’s executive compensation, and “FOR” the discretionary authority to act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. We are not aware of any other business that will be presented for consideration at the Annual Meeting.

Record Date, Outstanding Shares; Voting Rights; Quorum and Required Vote

Holders of record at the close of business on March 7, 2014 (the “Record Date”) of outstanding shares of our common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of shares of outstanding Common Stock entitled to vote is 8,471,289 shares. Each share is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. In the event there are not sufficient shares present for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies. Directors are elected by a plurality of all votes cast at the Annual Meeting. Withholding of a vote, abstentions and broker non-votes (shares held by brokers, banks and other intermediaries that do not have discretionary authority to vote on a matter and have not received voting instructions from their customers) will have no effect on the outcome of the vote on Proposal 1, although they are counted towards establishing a quorum for the Annual Meeting. The ratification of the appointment of Stegman & Company as our independent registered public accounting firm, as described in Proposal 2, and the approval, on an advisory basis, of our executive compensation, as described in Proposal 3, will be decided by a majority of all votes cast on those matters. Accordingly, abstentions and broker non-votes with respect to Proposal 2 and Proposal 3 will be counted for purposes of determining the presence of a quorum but will have no impact on the outcome of the votes on those proposals. Except in cases of certain extraordinary matters for which the Company’s governing instruments or applicable law require a different proportion, the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 4, as described in this Proxy Statement. Accordingly, abstentions and broker non-votes with respect to any motion that comes before the meeting pursuant to Proposal 4 (other than certain extraordinary matters as discussed above) will be counted for purposes of determining the presence of a quorum but will have no impact on the outcome of the vote on such motion.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your shares of Common Stock, rather than having the shares directly registered in your name with our transfer agent, you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of Common Stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under The Nasdaq Stock Market Rules (the “Nasdaq Rules”), the organization that holds your shares of Common Stock may generally vote on routine matters. Proposal 2, the approval and appointment of the Company’s independent auditor, Stegman & Company, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, and Proposal 3, the advisory vote on executive compensation are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1 and 3. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the Annual Meeting, you must first obtain a legal proxy from your broker, bank, or other intermediary that is the holder of record of your shares and bring it with you to the Annual Meeting. Otherwise you will not be permitted to vote in person at the Annual Meeting.

Revocation of Proxies/Voting of Shares

Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to Lloyd L. Beatty, Jr., President and Chief Executive Officer of the Company, at the Company’s address listed above or at the meeting. Stockholders entitled to vote at the Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Annual Meeting by written ballot. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy. If no direction is given, the proxy will be voted FOR ALL NOMINEES named in Proposal 1, FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm, as described in Proposal 2, FOR the adoption of the resolution approving the compensation of the named executive officers, as described in Proposal 3, and in the discretion of the proxies as to any other matter that may properly come before the meeting pursuant to Proposal 4.

Vote Tabulation and Results

Broadridge will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed Pamela J. Dill as Inspector of Election of the Annual Meeting and to receive Broadridge’s tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Solicitation of Proxies

We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of our directors, director nominees, and named executive officers; and (iii) all of our directors and executive officers as a group; and includes all shares of Common Stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers
Herbert L. Andrew, III	92,682	(1)	1.1%
Blenda W. Armistead	11,513	(2)	*
David J. Bates	-		-
Lloyd L. Beatty, Jr.	56,812	(3)	*
James A. Judge	6,409	(4)	*
Neil R. LeCompte	3,374		*
Frank E. Mason, III	3,954		*
David W. Moore	321	(5)	*
George S. Rapp	3,930		*
Christopher F. Spurry	18,450	(6)	*
F. Winfield Trice, Jr.	17,649	(7)	*
W. Moorhead Vermilye	100,558	(8)	1.2%
John H. Wilson	3,033	(9)	*
All Directors, Nominees and Executive
Officers as a Group (12 Persons)	318,685		3.8%
5% Stockholders
Wellington Management Co., LLP 280 Congress Street Boston, Massachusetts 02210	458,189		5.4%

Total	776,874		9.2%

*	Amount constitutes less than 1%.

Notes:

(1)	Includes 86,905 shares held as tenants in common by Herbert L. Andrew, III and Della M. Andrew.
(2)	Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; and 2,545 shares held by Bruce C. Armistead, as custodian for a minor child.
(3)	Includes 16,000 shares held jointly with Nancy W. Beatty; 855 shares held individually by Nancy W. Beatty; and exercisable options to acquire 11,295 shares.
(4)	Includes 5,740 shares held individually by Margaret B. Judge.
(5)	Includes 96 shares held jointly with Evelyn W. Moore.
(6)	Includes 8,152 shares held jointly with Beverly B. Spurry; 300 shares held by Beverly B. Spurry under a SEP arrangement; and 747 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.
(7)	Includes exercisable options to acquire 6,777 shares.
(8)	Includes 2,958 shares held individually by Sarah W. Vermilye.
(9)	Includes 3,033 shares held jointly with Deidre K. Wilson.

PROPOSAL 1: ELECTION OF DIRECTORS

The number of directors constituting our Board is currently set at 11. Our Amended and Restated Articles of Incorporation, as supplemented (the “Charter”), divides directors into three classes, as nearly equal in number as possible, with respect to the times for which the directors may hold office. Directors are elected to three-year terms, and one class of directors expires each year. The terms of directors of Class II expire this year, the terms of directors of Class III expire in 2015, and the terms of directors of Class I expire in 2016. In all cases, directors are elected until their successors are duly elected and qualify.

Our Board has nominated Blenda W. Armistead and David W. Moore for election as Class II directors. Currently serving directors, Messrs. Andrew, LeCompte and Trice, provided notice to the Board that they will not stand for re-election to the Board at the Annual Meeting. In order that the three classes of directors are as equal in number as possible, Mr. Beatty will be moved from Class III to Class II after the Annual Meeting. At the 2015 annual meeting of stockholders, when Class III stands for election, Mr. Beatty will stand for election as a Class II nominee for a two-year term.

Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS.”

Class II Director Nominees (Terms to expire in 2017)
Name	Age
Blenda W. Armistead	62
David W. Moore	49

Our Board recommends a vote “FOR” each of the above-named Class II director nominees.

CONTINUING DIRECTORS

The following tables identify each director of the Company whose term does not expire in 2014. Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS.”

Class III Directors (Terms expire in 2015)
Name	Age
David J. Bates	67
Lloyd L. Beatty, Jr.	61
James A. Judge	55
W. Moorhead Vermilye	73

Class I Directors (Terms expire in 2016)
Name	Age
Frank E. Mason, III	51
Christopher F. Spurry	66
John H. Wilson	68

QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS

In addition to bringing extensive knowledge of the communities served by us through their involvement with their communities, as business partners and volunteers, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) believes that all director nominees and continuing directors possess a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on our Board.

Blenda W. Armistead is director nominee. She is a self-employed investor that has served as a member of our Board since January 2002 and is currently the Chair of the Nominating Committee and also serves on the Planning and Audit Committees. Ms. Armistead has been a director of the Talbot Bank since 1992. Ms. Armistead served as the County Manager and Finance Officer of Talbot County, Maryland from 1982 to 1999 and has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore. Ms. Armistead received her MBA from the University of North Carolina in 1974. In nominating Ms. Armistead, the Nominating Committee considered as important factors her banking experience, her managerial, governance and financial expertise relating to her career in local government, and her familiarity with and involvement in one of our key market areas.

David J. Bates is a self-employed investor who has served as a member of our Board since April 2012. Mr. Bates is currently the Chair of the Asset Liability Committee and also serves on the Nominating and Governance Committee. Mr. Bates has a Master’s Degree in economics and an MBA in finance and was employed by the World Bank Group headquartered in Washington, DC for 20 years. During that time he served 10 years as a specialist in project loan finance at International Finance Corporation, World Bank Group’s private sector affiliate. Mr. Bates’ qualifications to serve on our Board include his experience in banking and finance as well as his experience in corporate governance matters gained through service on a number of private corporate and nonprofit boards.

Lloyd L. Beatty, Jr. has served as a member of our Board since December 2000 and currently serves on the Executive Committee. Mr. Beatty has been a director of Talbot Bank since 1992. On June 1, 2013, Mr. Beatty was promoted to our Chief Executive Officer (“CEO”) as well as continuing to serve as President. Since January 2011, Mr. Beatty has served as our President and Chief Operating Officer (“COO”) and previously served as our Executive Vice President and COO since August 2007. Prior to that and since October 2004, Mr. Beatty has been employed by us in various executive level operating officer capacities. Prior to joining the Company, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP, a global private equity firm, and President of Darby Advisors, Inc., a privately held family investment business, from 1998 to 2005. Mr. Beatty was also a practicing certified public accountant for 25 years and a principal in the accounting firm Beatty, Satchell & Company from 1977 to 1998. Mr. Beatty’s qualifications to serve on our Board include his extensive financial knowledge and operational experience, as well as his familiarity with an important market area in which we compete, his experience with Talbot Bank, whose operations comprise a significant portion of our operations, and his experience in advising companies on financial and tax matters, merger and acquisition transactions, and insurance operations.

James A. Judge has served as a member of our Board since April 2009 and is currently the Chair of the Audit Committee and a member of the Asset Liability Committee. Mr. Judge has been a director of CNB, a wholly-owned bank subsidiary of the Company, since 2005. Mr. Judge has been a certified public accountant for over 30 years and partner since 1985 with Anthony, Judge & Ware, LLC, an accounting and tax services company located in Chestertown, Maryland. Mr. Judge’s qualifications to serve on our Board include his experience as a certified public accountant, his expertise in the preparation and examination of financial statements, his familiarity with the banking business, and his experience in owning and operating his own business.

Frank E. Mason, III has served as a director of the Company since April 2011 and is currently a member of the Executive, Audit and Nominating Committees. Mr. Mason is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo, Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason is also a principal and director of The Mason Company, a restaurant, gourmet shop and catering business located in Easton, Maryland. Mr. Mason’s qualifications to serve on our Board include his experience in leading a large corporation, his financial and operational knowledge as well as his familiarity with one of our important market areas.

David W. Moore is a director nominee. He was a director of The Felton Bank, our wholly-owned bank subsidiary that merged into CNB on January 1, 2011 (“Felton Bank”), since 2001 and subsequently became a director of CNB after the merger. Currently, Mr. Moore is the Chairman of the CNB Asset Liability Committee and is a member of CNB’s Executive Committee. Mr. Moore has served as President and CEO of Milford Housing Development Corporation (MHDC) since 2004 and from 2000 to 2003 served as Deputy Director of MHDC. Mr. Moore received a Bachelor of Science degree in Business Management from California Coast University in 1998 and has been a licensed Home Inspector since 1994. He received his Associate’s Degree in Construction Management from Delaware Technical and Community College in 1984. In nominating Mr. Moore, the Nominating Committee considered Mr. Moore’s experience in banking in both Delaware and Maryland as well as his expertise in the housing industry in our key market areas.

Christopher F. Spurry has served as a member of our Board since 2004 and as Chairman of the Board since 2006. He has served as a director of the Talbot Bank since 1995, and he served as a director of the Felton Bank, between September 2009 and December 31, 2010. He currently serves as Chair of both the Compensation Committee and the Executive Committee. Mr. Spurry is the owner and President of Spurry & Associates, Inc., a manufacturer’s representative firm that has represented manufacturing companies in the commercial/institutional foodservice equipment industry in the Mid-Atlantic region for over 25 years. His firm provides sales, marketing, applications engineering, and project management services. In 1985, Mr. Spurry founded Charter Distributing, Inc., which he sold in 1996 after 11 profitable years. Over the past 15 years, Mr. Spurry successfully completed seven real estate investment, redevelopment, or subdivision projects as managing member, investor, or owner. Mr. Spurry’s qualifications to serve on our Board include his executive and business experience, his real estate experience, and his 15-year experience on a bank board, which the Nominating Committee believes combine to yield valuable insight in the areas of management, communication, best practices, appreciation of risk, and strategic planning.

W. Moorhead Vermilye has been a member of our Board since December 2000 and is currently a member of the Executive and Asset Liability Committees. Mr. Vermilye has been a director of Talbot Bank since 1977, and he served as a director of Felton Bank between April 2004 and December 31, 2010. On June 1, 2013, Mr. Vermilye resigned as our CEO and became the Senior Business Development Officer of Talbot Bank. Mr. Vermilye served as our CEO from December 2000 until May 2013 and as our President from December 2000 until January 2011. From 1988 until July 2006, Mr. Vermilye served as the President and Chief Executive Officer of Talbot Bank. From 1970 to 1988, Mr. Vermilye was a Principal in Bartlett, Griffin & Vermilye Insurance Agency located in Easton, Maryland. Mr. Vermilye has served on the boards of numerous community-based organizations within Talbot County and the Mid-Shore during his career. Mr. Vermilye’s qualifications to serve on our Board include his experience in banking and insurance, his familiarity with and involvement in one of our key market areas, and his understanding of and experience with the business and financial needs of our typical customer.

John H. Wilson has served as a member of our Board since April 2009 and is currently the Chair of the Planning Committee and a member of the Compensation and Nominating Committees. Mr. Wilson also serves as a director of The Avon-Dixon Agency, LLC, our wholly-owned insurance producer subsidiary (“Avon-Dixon”). Since 2006, Mr. Wilson has served as the President and Chief Executive Officer of Coastal South of Maryland, Inc., a land development and real estate consulting company. Mr. Wilson is also the owner/operator of the Chesapeake Bay Beach Club, a private events facility, and managing member of the Tidewater Inn, LLC, a hotel, and is a director of the Eastern Shore Land Conservancy. Mr. Wilson’s qualifications to serve on our Board include his experience in the insurance industry, his experience in real estate development and operating businesses similar to our typical customers, and his familiarity with and involvement in one of our key market areas.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held eleven meetings during 2013.  During 2013, the Board had five separately designated standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, the Personnel and Compensation Committee (the “Compensation Committee”), and the Asset Liability Committee.

In 2013, each incumbent director, except for Mr. LeCompte who is not standing for reelection, attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which that person served as a director) and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Independence

Pursuant to Rule 5605(b)(1) of the Nasdaq Rules, a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2).  In accordance with the Nasdaq Rules, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that currently serving directors Herbert L. Andrew, III, Blenda W. Armistead, David J. Bates, James A Judge, Neil R. LeCompte, Frank E. Mason, III, Christopher F. Spurry and John H. Wilson are “independent directors” under the Nasdaq Rules and these independent directors constitute a majority of our Board.  If elected, director nominee David W. Moore will also meet the definition of an “independent director.” In making such determination, our Board considered Mr. Andrew’s provision of construction loan monitoring services to Talbot Bank as more fully discussed under the heading, “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Executive Committee

Our Executive Committee currently consists of Christopher F. Spurry, Chair, Herbert L. Andrew, III, Lloyd L. Beatty, Jr., Neil R. LeCompte, and Frank E. Mason, III. The Executive Committee has the authority to exercise the powers of our Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board. The Executive Committee did not in 2013.

Audit Committee

The current members of the Audit Committee are James A. Judge, Chair, Blenda W. Armistead, Neil R. LeCompte, and Frank E. Mason, III.  Our Board has determined that each current member of the Audit Committee is “independent” and financially literate as required in the Audit Committee charter and as required by the rules and regulations promulgated by the SEC and The Nasdaq Stock Market. Our Audit Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link.  The Audit Committee met six times during 2013.

The principal functions of the Audit Committee are to review the financial information to be provided to our stockholders and others, our financial reporting process, our system of internal controls, our independent auditors’ independence, our audit process and the process for monitoring compliance with laws and regulations. Under our Audit Committee charter, the Audit Committee is solely responsible for hiring and firing the independent auditors and approving their fees and engagement terms; resolving any disagreement between the independent auditors and our management; and pre-approving all audit and non-audit services performed by the independent auditors, subject to a de minimis exception.

Our Board has determined that James A. Judge, Chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Judge has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation Committee

The current members of the Compensation Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Christopher F. Spurry, Chair, Herbert L. Andrew, III, and John H. Wilson.  The Compensation Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link.  The Compensation Committee met four times during 2013.

The Compensation Committee is generally responsible for overseeing and, as appropriate, determining our director and executive officer compensation, recommending executive promotions to the full Board, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Overview of Compensation Philosophy and Objectives” and determines director compensation by periodically reviewing the compensation practice of peer group institutions.

Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of The Nasdaq Stock Market and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal 2013, the Compensation Committee engaged Lockton Companies, LLC (“Lockton”), an independent compensation consultant.

Nominating and Governance Committee

The current members of the Nominating Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Blenda W. Armistead, Chair, David J. Bates, Frank E. Mason, III and John H. Wilson.  The Nominating and Governance Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link. The Nominating and Governance Committee met seven times during fiscal 2013.

The Nominating and Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing our affairs. The Nominating and Governance Committee manages the process for evaluating the performance of the Board and for nominating candidates (including current Board members) for election by our stockholders after considering the appropriate skills and characteristics required for the Board, the current makeup of the Board, the results of the evaluations and the wishes of the Board members to be re-nominated.

The Nominating and Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.  The Nominating Committee will from time to time review and consider candidates recommended by stockholders.  Stockholder recommendations should be submitted in writing to:  Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn:  W. David Morse, Secretary; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of Common Stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating and Governance Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board.  The Nominating and Governance Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender.  Rather, the Nominating and Governance Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries we serve, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors.  When searching for and appointing directors to fill a particular committee position, the Nominating and Governance Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective.  The Nominating and Governance Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.

A candidate, whether recommended by a stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote the necessary time to Board duties.  In assessing the qualifications of potential candidates, the Nominating and Governance Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors.  Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board.  A stockholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of our Amended and Restated By-Laws, as amended (the “By-laws”) which provides that directors may be nominated by stockholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting.  Additional time constraints are applicable in the cases of a change in stockholder meeting date or a special meeting called for the purpose of electing directors.  As provided in the By-Laws, the notice of nomination must specify:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of our capital stock owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of our capital stock owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder; (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Asset Liability Committee

The current members of the Asset Liability Committee are David J. Bates, Chair, Herbert L. Andrew, III, James A. Judge, F. Winfield Trice, Jr., and W. Moorhead Vermilye.  To direct the Asset Liability Management (“ALM”) function, the Asset Liability Management Committee (“ALCO”) will establish and monitor the volume and mix of our assets and funding sources. The overall objective will be to manage our liquidity, capital adequacy, growth, risk, and profitability goals. ALCO will be the primary forum for discussion and analysis of our investment plans, lending plans, liability structure, and overall interest rate risk.

Board Leadership Structure and Executive Sessions

Our Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board’s philosophy is and has been to fill the position of Chairman with an independent director. The foregoing structure is not mandated by any provision of law or our Charter or By-Laws, but the Board believes that this governance structure provides the best balance between the Board’s independent authority to oversee our business and the Chief Executive Officer’s management of our business on a day-to-day basis.

The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the Chair of the Nominating and Governance Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between Board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.

To further strengthen the oversight of the full Board, the Board’s independent directors hold executive sessions at which only non-management directors are present. The executive sessions are scheduled in connection with regularly scheduled Board meetings. Additional executive sessions may be called by any of the independent directors as often as necessary. During 2013, the independent directors met three times in executive session without the presence of management.

For these reasons, the Board believes that our corporate governance structure is in the best interests of the Company and our stockholders at this time. The Board retains authority to modify this structure as it deems appropriate.

Board Role in Risk Oversight

The Board is actively involved in overseeing our risk management through the work of its various committees and through the work of the boards of directors and committees of our subsidiaries, a number of which have Company directors as members. Each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees the process by which senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. The Nominating and Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, and establishing and periodically reviewing our governance policies. In addition, the Board instructed management to develop a comprehensive Enterprise Risk Management program which is being finalized. The entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as its strategic direction. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Stockholder Communications and Annual Meeting Attendance

Stockholders may communicate with our Board of Directors by contacting W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Board members are not required to attend our annual meetings of stockholders. However, all directors are encouraged to attend every annual meeting of stockholders as we believe that the annual meeting is an opportunity for stockholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At the 2013 annual meeting of stockholders, all directors except one (who were serving as such) were in attendance.

Code of Ethics

We have adopted a Code of Ethics, as amended, that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. The Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. The Code of Ethics operates as a tool to help directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company.

The Code of Ethics is available on our website at www.shorebancshares.com under the "Governance Documents" link. Stockholders can also obtain a written copy of the Code of Ethics, free of charge, upon request to: W. David Morse, Secretary, Shore Bancshares, Inc., 18 E. Dover Street, Easton, Maryland 21601 or (410) 763-7800. Any future changes or amendments to the Code of Ethics and any waiver that applies to one of our senior financial officers or a member of the Board will be posted to our website.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was an officer or employee of the Company, or is related to any other member of the Compensation Committee, or any other member of the Board, or any of our executive officers, or had any other relationships requiring disclosure under SEC rules.

DIRECTOR COMPENSATION

Our directors who are not also our employees or employees of our bank subsidiaries (i.e., Talbot Bank or CNB), referred to as “outside directors,” receive fees for attending regular, special and committee meetings of the Board, as well as annual retainers. Outside directors who also serve on the boards of directors of Talbot Bank and CNB also receive fees for attending meetings of those boards and their committees, as well as retainers. These fees and other compensatory arrangements are discussed in detail below.

The following table provides information about the compensation paid to or earned by our outside directors during 2013. Information regarding compensation paid to or earned by directors who are also named executive officers is presented in the Summary Compensation Table that appears below in the section entitled “EXECUTIVE COMPENSATION.”

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)		Stock awards ($) (4)	Option awards ($) (4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) (5)-(6)	Total ($)
Mr. Andrew	26,200	(1)	-	-	-	-	5,560	31,760
Ms. Armistead	28,800	(1)	-	-	-	-	102	28,902
Mr. Bates	9,633		-	-	-	-	-	9,633
Mr. Judge	23,800	(2)	-	-	-	-	-	23,800
Mr. LeCompte	15,033	(2)	-	-	-	-	-	15,033
Mr. Mason	11,900		-	-	-	-	-	11,900
Mr. Spurry	31,700	(1)	-	-	-	-	102	31,802
Mr. Wilson	12,300	(3)	-	-	-	-	-	12,300

Notes:

(1)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(2)	Includes amounts earned for serving on the Boards of the Company and CNB.
(3)	Includes amounts earned for serving on the Boards of the Company and Avon-Dixon.
(4)	The amounts reflect the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 12 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards. There were no outstanding awards at December 31, 2013.
(5)	For Messrs. Andrew and Spurry and Ms. Armistead, amounts include premiums of $102, $102, and $102, respectively, paid by Talbot Bank for life insurance coverage.
(6)	For Mr. Andrew, the amount includes $5,550 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.

Company Director Compensation

During 2013, our outside directors received $300 for attending each meeting of the Board and $300 for attending each meeting of a Board committee on which those directors served. Board and committee chairpersons (Messrs. Spurry, Judge and LeCompte and Ms. Armistead) received $500 for attending Board or committee meetings of which they were the chairpersons. In addition, the Chairman of the Board (Mr. Spurry) received a $10,000 annual retainer and each other director received a $5,000 annual retainer.

All of our directors and the directors of our subsidiaries are eligible to participate in the Shore Bancshares, Inc. 2006 Stock and Incentive Compensation Plan (the “2006 Equity Plan”), which is discussed below under the heading “Overview of Compensation Philosophy and Objectives” in the “EXECUTIVE COMPENSATION” section.

Talbot Bank Board Compensation

During 2013, our outside directors who served as directors of Talbot Bank (Messrs. Andrew and Spurry and Ms. Armistead) also received an annual retainer of $5,000 per year for serving on the board of directors of Talbot Bank, plus $200 per meeting attended. Talbot Bank paid these fees. Directors are compensated once for attending joint meetings of the Board and the board of directors of Talbot Bank.

CNB Board Compensation

During 2013, our outside directors who served as directors of CNB (Messrs. Judge and LeCompte) also received an annual retainer of $10,000, plus $100 for each meeting attended. These fees were paid by CNB. Directors are compensated once for attending joint meetings of the Board and the board of directors of CNB.

Avon-Dixon Agency Board Compensation

During 2013, Mr. Wilson served as a director of Avon-Dixon and received an additional $1,000 for attending all meetings of its board of directors. These fees were paid by Avon-Dixon.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for the year ended December 31, 2013 with our management; (ii) discussed with Stegman & Company, our independent registered public accounting firm, all matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Stegman & Company required by applicable requirements of the Public Company Accounting Oversight Board regarding Stegman & Company’s communications with the Audit Committee concerning independence, and discussed with Stegman & Company its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that our consolidated audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

AUDIT COMMITTEE

By:	James A. Judge, Chair
Blenda W. Armistead
Neil R. LeCompte
Frank E. Mason, III

EXECUTIVE OFFICERS

Name	Age	Position
Lloyd L. Beatty, Jr.	61	President and Chief Executive Officer
W. Moorhead Vermilye	73	Former Chief Executive Officer, Senior Business Development Officer
George S. Rapp	61	Vice President and Chief Financial Officer
W. David Morse	52	Secretary and General Counsel

For the biographies of Messrs. Beatty and Vermilye, please see “Proposal 1: Election of Directors – Qualifications of Director Nominees and Continuing Directors” above.

George S. Rapp is our Vice President and Chief Financial Officer (“CFO”), positions he has held since February 20, 2013. Prior to joining the Company, from 2010 to 2012, Mr. Rapp served as the Chief Financial Officer and one of the four executive founders of World Currency USA in Marlton, NJ, a provider of foreign currency exchange services to financial institutions, where he was responsible for the financial operations, including raising capital to fund the start-up operation. Between 2005 and 2010, he served as the Chief Financial Officer of Harleysville National Corporation, a regional banking corporation in Harleysville, PA, where he managed all financial functions including controller, treasury and shareholder relations. Between 1980 and 2005, Mr. Rapp held a variety of roles with various financial institutions, including as Chief Financial Officer, Senior Vice President & Chief Accounting Officer, Chief Operations Officer and Controller.

W. David Morse has served as our Secretary and General Counsel since 2008. He also serves as Vice President for Talbot Bank and was admitted to the Maryland State Bar in 1986.

Information about certain significant executive officers of our subsidiaries is provided below.

Patrick M. Bilbrough, 49, has served as the President and Chief Executive Officer of Talbot Bank since December 2012. He joined Talbot Bank in May 2011 as an Executive Vice President. From 2007 until his employment with Talbot Bank, Mr. Bilbrough served as the Market Executive of PNC Bank, N.A. From 1995 to 2004, Mr. Bilbrough was with the Peoples Bank of Maryland, of Denton, where he had most recently been President and CEO after beginning as its Chief Financial Officer and Comptroller. He was a small business owner from 1985 to 1995.

F. Winfield Trice, Jr., 59, has served as the President and Chief Executive Officer of CNB since June 2007. Prior to June 2007, Mr. Trice was employed by Mercantile Peninsula Bank as the Executive Vice President and Senior Lending Officer. Mr. Trice currently serves as a director of the Company and CNB.

EXECUTIVE COMPENSATION

The following table sets forth for 2012 and 2013, the total remuneration for services in all capacities awarded to, earned by, or paid to our named executive officers (“Named Executive Officers”). The Named Executive Officers include (i) our President and Chief Executive Officer, (ii) our former Chief Executive Officer, and (iii) our two most highly compensated executive officers (including executive officers of our subsidiaries), other than our Chief Executive Officer, as of the end of the year ended December 31, 2013 who received more than $100,000 in aggregate compensation (excluding changes in pension value and non-qualified deferred compensation earnings) during 2013.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)		Bonus($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation($)(1)	Change in pension value and non-qualified deferred compen-sation earnings($)	All other compen-sation($) (3)–(6)	Total($)
Lloyd L. Beatty,	2013	345,000		-	89,250	-	-	-	21,345	455,595
President and CEO	2012	300,000		-	-	77,710	-	-	20,769	398,479

W. Moorhead Vermilye,	2013	229,300	(7)	-	-	-	-	-	25,172	254,472
Senior Business Development	2012	324,000		-	-	-	-	-	41,733	365,733
Officer of Talbot Bank and former CEO

George S. Rapp,	2013	225,000		25,000	26,763	-	-	-	-	276,763
Chief Financial Officer	2012	-		-	-	-	-	-	-	-

Patrick M. Bilbrough,	2013	246,000		40,000	-	-	-	-	15,699	301,699
President/CEO of Talbot Bank	2012	-		-	-	-	-	-	-	-

F. Winfield Trice, Jr.,	2013	235,000		30,000	-	-	-	-	14,597	279,597
President/CEO of CNB	2012	222,300		30,000	-	46,626	-	-	13,750	312,676

_____________________

Notes:

(1)	Amounts reflect discretionary cash bonuses awarded to the Named Executive Officers. Incentive awards paid under the Management Incentive Plan (the “MIP”) are reported in the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Amounts reflect the aggregate grant date fair value of stock options and restricted stock awards granted in each fiscal year computed in accordance with ASC 718. See Note 12 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.

(3)	For Mr. Beatty, the 2013 amount includes a $9,800 matching contribution under the 401(k) plan, $5,687 for use of an automobile and $5,858 for club dues. The 2012 amount includes a $9,800 matching contribution under the 401(k) plan, $48 in dividends on restricted stock awards, $5,219 for use of an automobile and $5,702 for club dues.
(4)	For Mr. Vermilye, the 2013 amount includes a $9,167 contribution under the Company Deferred Compensation Plan, a $9,172 matching contribution under the 401(k) plan, $2,231 for use of an automobile and $4,602 for club dues. The 2012 amount includes a $20,000 contribution under the Company Deferred Compensation Plan, a $9,800 matching contribution under the 401(k) plan, $5,303 for use of an automobile and $6,630 for club dues.
(5)	For Mr. Bilbrough, the 2013 amount includes an $8,893 matching contribution under the 401(k) plan, $1,039 opt out payment in lieu of health insurance coverage provided by the Company and $5,767 for use of an automobile. Mr. Bilbrough was not a named executive officer in 2012.
(6)	For Mr. Trice, the 2013 amount includes a $9,800 matching contribution under the 401(k) plan and $4,797 for use of an automobile. The 2012 amount includes an $8,892 matching contribution under the 401(k) plan, $32 in dividends on restricted stock awards and $4,826 for use of an automobile.
(7)	For Mr. Vermilye, his 2013 salary includes $162,000 for his service as CEO of the Company and $67,300 for his service as Senior Business Development Officer of Talbot Bank.

Overview of Compensation Philosophy and Objectives

The primary objective of the Compensation Committee’s approach is to provide competitive levels of compensation so that we may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of stockholders, while exceeding the requirements and service expectations of our customers. To that end, the Committee believes that:

•	Key executives should have compensation opportunities at levels that are competitive with peer institutions;

•	Total compensation should include “at risk” components that are linked to annual and long-term performance results; and

•	Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of stockholders.

Our success depends on the ability of its key executives to meet and exceed operational and financial goals defined in our business plan. Consequently, the Compensation Committee applies the following principles when structuring compensation arrangements for key executives:

1.	Benchmarking – In order to determine competitiveness in the marketplace, the Compensation Committee relies on an analysis of peer institutions, comparable in asset size and corporate structure, prepared by Lockton. The members of this peer group include:

ACNB Corporation	Financial Institutions, Inc.
Alliance Financial Corporation	First United Corporation
American National Bankshares, Inc.	Franklin Financial Services Corporation
Ameriserv Financial, Inc.	Middleburg Financial Corp
Bridge Bancorp, Inc.	Monarch Financial Holdings, Inc.
Bryn Mawr Bank Corporation	National Bankshares, Inc.
C & F Financial Corporation	Newbridge Bancorp

Center Bancorp, Inc.	Old Point Financial Corporation
Citizens & Northern Corporation	Park Sterling Corporation
CNB Financial Corporation	Peoples Bancorp of North Carolina, Inc.
Community Bankers Trust Corporation	Severn Bancorp, Inc.
Eagle Bancorp, Inc.	Summit Financial Group, Inc.
Eastern Virginia Bankshares Inc.	Tri County Financial Corporation

The Compensation Committee believes that total direct compensation should be established at a level that is competitive with our defined peer group. In addition, the Compensation Committee believes that it is essential to offer competitive supplemental benefit arrangements and perquisites, in certain instances to round out the executive compensation package and ensure that the package has the proper retention value.

2.	Allocation of Elements of Compensation – The Compensation Committee believes that the weighting of compensation elements should vary within the management group to reflect the role of each executive and his or her ability to influence short- and long-term performance. In general, the Compensation Committee believes that fixed base salary should approximate 50% of the targeted total compensation opportunity for senior management, with the balance split between short-term (cash) and long-term incentives (such as stock options and time- and performance-based stock awards), as the circumstances dictate. Finally, while not a significant component of the executive compensation package, fringe benefits, including supplemental retirement benefits, for several executives are important to enhance the retention value of the executive compensation package. These fringe benefits may include car allowances, country club dues and supplemental insurance and retirement benefits.

3.	Impact of 2013 Say on Pay Vote - At the 2013 annual meeting of stockholders, our stockholders overwhelmingly adopted a non-binding resolution approving the compensation paid to our executive officers, as disclosed in the definitive proxy statement for that meeting pursuant to Item 402 of the SEC’s Regulation S-K. The measure was approved by approximately 87.5% of all votes cast. The Compensation Committee and the Board consider this vote to be an endorsement of our compensation philosophy and practices, including our balance between cash and equity compensation. Based upon that stockholder vote, the Compensation Committee believed that significant modifications to our executive compensation program were not necessary for 2013 and, as such, it remained relatively unchanged from our 2012 program. Both the Compensation Committee and the Board intend to periodically re-evaluate our executive compensation philosophy and practices in light of our performance, needs and developments

Employment Arrangements

Of the Named Executive Officers, only Mr. Beatty is a party to an employment agreement, the material terms of which are discussed below. The employment agreement of W. Moorhead Vermilye expired in June 2013 and was not renewed in connection with Mr. Vermilye’s move into the role of Senior Business Development Officer of Talbot Bank. The terms of employment for the Named Executive Officers provide for salary, the possibility for additional compensation each year through our bonus and profit sharing plans, matching 401(k) contributions, to the extent such plans permit participation, and the other elements of compensation described below, as well as coverage under our group term life insurance program that is generally available to all employees.

Lloyd L. Beatty, Jr. Employment Agreement

The employment agreement (the “Employment Agreement”) for Mr. Beatty provides that he will serve as our CEO and President, and entitles him to receive an annual base salary of $345,000 subject to periodic review and adjustment. In addition, Mr. Beatty is entitled to: (i) participate in our bonus plans; (ii) receive employee benefits of the type offered by the Company and its affiliates to similarly-situated officers, including vacation, sick leave and disability leave; (iii) receive fringe benefits of the type customarily made available by the Company to its officers; and (iv) be reimbursed for employment-related expenses.

The Employment Agreement has a two-year term, which will automatically renew for successive 12-month terms unless a party notifies the other party at least 120 days prior to the end of the then-current term of its or his decision not to renew the Employment Agreement. The term of Mr. Beatty’s employment under his Employment Agreement may be terminated at any time and for any reason by either the Company or Mr. Beatty (upon 30 days’ prior written notice), and it will automatically terminate upon Mr. Beatty’s death.

Generally, the Company’s obligations to Mr. Beatty under his Employment Agreement will be suspended if any regulatory agency with jurisdiction over the Company temporarily prohibits the officer’s continued employment. If such regulator’s charges are later dismissed, then the Company must reinstate the officer and pay him all compensation that was withheld during the suspension.

Upon the termination of his employment, Mr. Beatty is entitled to receive all unpaid base salary that has accrued through the date of termination, all bonus awards (pro rated through the last day of the month in which termination occurs) that he would have received had he remained employed when bonuses are next declared or paid, and reimbursement of all unreimbursed expenses, all of which must be paid no later than March 15th of the year following the year in which the termination occurs. In addition, all unexercised or unvested equity awards, or portions thereof, held by the officer as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

If Mr. Beatty’s employment is terminated without “Cause” prior to the expiration of the term of his Employment Agreement, then, except in the case of termination following a “Change in Control” of the Company, he will additionally be entitled to receive severance (“Severance”) in the form of continued base salary (at the then-current level) for a period of 24 months following the date of termination (the “Severance Period”). The Employment Agreement provides that the first Severance payment will be made on the first regular payroll date that occurs on or after the 60th day following the termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

In lieu of Severance, the Employment Agreement provides for the payment of a Change in Control benefit (the “CiC Benefit”) should the Company terminate Mr. Beatty’s employment without Cause within 12 months of a Change in Control of the Company. In this case, Mr. Beatty will be entitled to receive an amount equal to the difference between (i) the product of 2.99 times the officer’s “base amount” as defined in Section 280G(b)(2) of the Internal Revenue Code (the “Code”) and (ii) the sum of any other parachute payments as defined under Section 280G(b)(2) of the Code that the officer receives on account of the Change in Control. The CiC Benefit will be paid in one lump sum on the 60th day following termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60th day.

Notwithstanding the payment terms discussed above, any payment obligation that arises on account of a termination of employment while Mr. Beatty is a “specified employee” as defined under Section 409A of the Code will be subject to a post-termination waiting period to the extent that the payment constitutes “deferred compensation” under applicable Treasury regulations. Mr. Beatty’s Employment Agreement provides that such amounts will be paid within 15 days after the six-month period that follows his termination date. If Mr. Beatty dies during the waiting period, then payment will be made in a lump sum within 15 days after the appointment of a personal representative or executor of his estate.

If Mr. Beatty is indebted to the Company at the time his employment is terminated, then, subject to certain restrictions, the Employment Agreement allows the Company to apply any post-termination amounts due to Mr. Beatty toward repayment of such debt.

The Employment Agreement defines the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) fraud, misappropriation or damage to the property or business of the Company by the officer; (iii) the commission of an act by the officer that constitutes dishonesty or a crime, or that causes the Company to commit a crime; (iv) the officer’s breach of the non-competition or non-solicitation provisions of the Employment Agreement; (v) the unauthorized use, misappropriation or disclosure of the Company’s confidential information or any confidential information of another person to whom the officer owes an obligation of nondisclosure; (vi) the officer’s breach of any of his other obligations under the Employment Agreement or any of the policies of the Company; (vii) the failure of the officer to abide by his responsibilities or to satisfactorily perform his duties; (viii) the officer’s failure to maintain a smooth and harmonious relationship with the Company’s management, staff, investors, affiliates or business relations; or (ix) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the officer’s continued service.

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

The Employment Agreement contains non-competition and non-solicitation provisions. Specifically, during the term of Mr. Beatty’s employment and thereafter until the longer of (i) his Severance Period and (ii) the date that is 12 months after the date of the Employment Agreement, but in no case longer than 24 months following the termination of employment, Mr. Beatty may not, directly or indirectly, (a) compete with the Company or any of its affiliates in any county of any jurisdiction in which the Company or any of its affiliates maintains a branch or other office, or in any county of any jurisdiction that is contiguous to any such county, (b) solicit any existing Business Relation (as defined in the Employment Agreement) of the Company or any of its affiliates, wherever located, to purchase, sell or otherwise provide competing products and services, (c) accept employment with or act as an independent contractor to any such Business Relation if the employment or service will require the officer to render services that are similar to those provided by the Company or any of its affiliates, (d) employ, engage, or solicit for employment or engagement any person who was an employee or independent contractor of the Company or any of its affiliates during the 24 months preceding Mr. Beatty’s termination of employment, or (e) encourage any person to reduce such person’s business, employment or service with the Company or any affiliate. In addition to the foregoing, the Employment Agreement contains other customary business protection provisions, including an agreement to maintain the confidentiality of the Company’s business information, an agreement to return Company property following termination, and a 12-month non-disparagement agreement.

Except for disputes relating to the enforcement of the non-competition, non-solicitation and other business protection provisions of the Employment Agreement, the parties have agreed that all disputes arising under the Employment Agreements will be settled by binding arbitration.

Salary

For 2013, the Compensation Committee determined that salaries would be increased above the amounts paid for 2012 for Mr. Beatty and Mr. Trice in recognition of their performances under difficult business conditions.

Annual Bonus

Our primary bonus program, the MIP, was developed to provide additional cash compensation to key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities and identified comparative compensation targets and mix outlined in our executive compensation philosophy. Based on our projected income for 2013, the Compensation Committee did not establish performance metrics for, or grant award opportunities under, the MIP in 2013. The Compensation Committee did, however, determine to pay discretionary cash bonuses to Mr. Rapp, Mr. Bilbrough and Mr. Trice in recognition of their efforts during the year.

Equity Compensation

The 2006 Equity Plan reserves 631,972 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, for issuance pursuant to awards. Through December 31, 2013, both nonqualified stock options and restricted stock have been granted under the 2006 Equity Plan. During 2013, we granted a total of 13,930 restricted shares of Common Stock to the Named Executive Officers under the 2006 Equity Plan. Under the terms of outstanding awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company.

The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Mr. Beatty	-	22,590	(1)	6.64	March 15, 2022	10,000	(2)	92,200
Mr. Vermilye	-	-		-	-	-		-
Mr. Rapp	-	-		-	-	3,930	(3)	36,235
Mr. Bilbrough	-	-		-	-	-		-
Mr. Trice	-	13,554	(1)	6.64	March 15, 2022	-		-
(1)	50% vested on March 15, 2014 and, unless forfeited, 50% will vest on March 15, 2015.
(2)	1/3 vested on January 2, 2014 and, unless forfeited, 1/3 will vest on January 1, 2015 and 1/3 will vest on January 1, 2016.
(3)	Unless forfeited, 50% will vest on March 21, 2015 and 50% will vest on March 21, 2016.

The following table sets forth the number of restricted shares of Common Stock acquired by the Named Executive Officers pursuant to stock awards that vested during 2013 and the value realized upon vesting of stock awards. During 2013, none of the Named Executive Officers exercised any stock options.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Beatty	-	-	3,005	16,372
Mr. Vermilye	-	-	-	-
Mr. Rapp	-	-	-	-
Mr. Bilbrough	-	-	-	-
Mr. Trice	-	-	1,865	10,239

Deferred Compensation

The following table provides information regarding 2013 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plan:

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan (1)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings(loss) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mr. Beatty	CDCP	-	-	14,134	-	58,754
Mr. Vermilye	TDCP	-	-	89,815	-	346,069
	CDCP	-	9,167	84,868	-	345,109
Mr. Rapp	-	-	-	-	-	-
Mr. Bilbrough	-	-	-	-	-	-
Mr. Trice	-	-	-	-	-	-

(1) “TDCP” stands for the Talbot Bank Supplemental Deferred Compensation Plan and “CDCP” stands for the Company Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan (Company Deferred Compensation Plan)

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those account are deemed to be invested. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the plan) or the taking of leave of absence).

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting in the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, (i) the participant reaches age 70 while employed, (ii) the participant’s service with the Company terminates because of death or Disability, or because of retirement at or after age 70, or (iii) the Company experiences a Change in Control (as defined in the plan), then in each such case the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions,” of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined in the plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

Talbot Bank Supplemental Deferred Compensation Plan (Talbot Deferred Compensation Plan)

Talbot Bank elected to suspend contributions to the Talbot Deferred Compensation Plan for all plan years beginning on and after January 1, 2007. As noted above, this plan called for annual employer contributions of $20,000 to an account established for the benefit of Mr. Vermilye. Mr. Vermilye was immediately vested in the deferred amounts and was entitled to direct the manner in which these amounts are deemed to be invested in the investment options offered from time to time by Talbot Bank. Subject to any waiting period required by law, upon Mr. Vermilye’s termination of employment, Mr. Vermilye is entitled to a lump sum cash payment equal to the amount in his account. If Mr. Vermilye dies before terminating his employment, his designated beneficiaries are entitled to receive a lump sum cash payment equal to the amount in his account.

For information about amounts that could be payable to the Named Executive Officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment.”

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2013) that could be payable to the Named Executive Officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those Named Executive Officers who are eligible to receive such benefits.

Name	Reason for Termination	Payment Under Employment Agreement ($)	Payment Under Deferred Compensation Plans($)
Mr. Beatty	Death or disability	-	58,754
	Change in control	1,040,182	58,754
	Involuntary termination without cause	690,000	58,754
	Termination for any other reason before age 70	-	58,754
	Termination for any other reason after age 70	-	58,754
Mr. Vermilye	Death or disability	-	691,178
	Change in control	-	691,178
	Involuntary termination without cause	-	691,178
	Termination for any other reason before age 70	-	691,178
	Termination for any other reason after age 70	-	691,178

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Compensation for 2014

		Base Salary		Increase
Name	Title	2013	2014	Amount	Percentage

Lloyd L. Beatty, Jr.	President & CEO	345,000	355,350	10,350	3.0%
George S. Rapp	CFO	225,000	250,000	25,000	11.1%
W. Moorhead Vermilye	Senior Business	324,000	125,000	N/A	N/A
	Development Officer
	of Talbot Bank
Patrick M. Bilbrough	CEO Talbot Bank	246,000	255,000	9,000	3.7%
F. Winfield Trice, Jr.	CEO CNB	235,000	242,000	7,000	3.0%

Role of Compensation Consultants

In 2013, the Compensation Committee directly engaged Lockton to assist the Compensation Committee with the maintenance and administration of the Company’s comprehensive executive compensation strategy including the provision of peer data used in benchmarking director and executive compensation as discussed above. The Company paid fees totaling $18,750 to Lockton during 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2013, except for a late Form 4 filed with the SEC by Christopher F. Spurry on February 25, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2012

During the past two years Talbot Bank and CNB have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by Talbot Bank and CNB to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

Nasdaq Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. For smaller reporting companies, the dollar threshold is the greater of $120,000 and 1.0% of the company’s average consolidated assets for the last two fiscal years. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF STEGMAN & COMPANY

AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR

THE YEAR ENDING DECEMBER 31, 2014

Stockholders will also be asked to ratify the Audit Committee’s appointment of Stegman & Company to audit the books and accounts of the Company for the year ending December 31, 2014. Stegman & Company served as our independent registered public accounting firm in 2013. Stegman & Company has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent auditors. A representative of Stegman & Company is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

Our Board recommends that stockholders vote “FOR” the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during 2013 and 2012:

	2013	2012
Audit Fees	$172,789	$169,432
Audit-Related Fees	16,216	9,793
Tax Fees	16,569	15,440
All Other Fees	-	-
Total	$205,574	$194,665

Audit Fees incurred in 2013 and 2012 include charges for the examination of our consolidated financial statements, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in 2013 and 2012 include charges mainly related to the audit of the 401(k) and profit sharing plan. Tax Fees incurred in 2013 and 2012 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2013 and 2012 services described above were pre-approved by the Audit Committee.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our stockholders are entitled to cast an advisory vote to approve the Named Executive Officer’s compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on the Named Executive Officer’s compensation.   In a vote held at the 2011 annual meeting of stockholders, our stockholders voted in favor of holding Say-on-Pay votes annually.

Our goal for the executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “EXECUTIVE COMPENSATION” contains the information required by Item 402 of Regulation S-K and discusses in detail our executive compensation program, the decisions made by the Compensation Committee during 2013, and the compensation that was earned by, awarded to or paid to the Named Executive Officers.

The Board and its Compensation Committee believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our performance during 2013. The Board of Directors and its Compensation Committee also believe that our compensation program strongly aligns executive officers with the interests of stockholders in the long-term value of the Company as well as the components that drive long-term value.

At the Annual Meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “EXECUTIVE COMPENSATION,” is hereby approved.

Because this advisory vote relates to, and may impact, our executive compensation policies and practices, the Named Executive Officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board of Directors or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board unanimously recommends that stockholders vote “FOR” approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

ANNUAL REPORT TO STOCKHOLDERS

Our 2013 Annual Report has been made available to stockholders and is posted on our website at www.shorebancshares.com under the “Governance Documents” link. Additional copies of the 2013 Annual Report may be obtained without charge upon written request to W. David Morse, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

The 2013 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2015 annual meeting of stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 14, 2014 (120 days before the date of mailing based on this year’s Proxy Statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2015 annual meeting of stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at our principal executive offices no earlier than January 30, 2015 and no later than March 1, 2015 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the stockholders. However, if any other matters requiring the vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.”  Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Proxy Statement, the Annual Report and other proxy materials, unless the affected stockholder has provided contrary instructions.  This procedure reduces printing costs and postage fees.

Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2013 Annual Report, and other proxy materials to your address for all residents that own shares of Company common stock in street name.  If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary.  If you are receiving multiple copies of the Proxy Statement, the 2013 Annual Report, and other proxy materials, you may be able to request householding by contacting your broker, bank or other intermediary.  Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2013 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered.  If you wish to request copies free of charge of the Proxy Statement, the 2013 Annual Report or other proxy materials, please send your request to W. David Morse, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or call the Company with your request at (410) 763-7800.

By Order of the Board of Directors,

Christopher F. Spurry

Chairman of the Board

March 20, 2014

Driving Directions to our Annual Meeting at the Tidewater Inn

The Tidewater Inn 101 East Dover Street Easton, Maryland 21601

•	From Annapolis, Baltimore, and Washington D.C.: Take Route 50 / 301 across the Bay Bridge. Follow Route 50 East into Easton and turn right on Goldsborough Street. At the second traffic light, turn left onto Harrison Street. The Tidewater Inn is on the left, at the corner of Dover and Harrison Street.

•	From Philadelphia: Take 195 South to Route 896 South toward Middletown the last exit in Delaware. Turn onto Route 301 South, then Route 213 South and turn left onto Route 50. Follow into Easton and turn right on Goldsborough Street. At the second traffic light, turn left onto Harrison Street. The Tidewater Inn is on the left, at the corner of Dover and Harrison Street.

•	From New York and New Jersey: Take the New Jersey Turnpike to the Delaware Memorial Bridge. Follow Route 13 / 301 South to Route 213 South, and turn left onto Route 50. Follow into Easton and turn right on Goldsborough Street. At the second traffic light, turn left onto Harrison Street. The Tidewater Inn is on the left, at the corner of Dover and Harrison Street.

APPENDIX A

Form of Proxy

SHORE BANCSHARES, INC.

28969 Information Lane, Easton, Maryland 21601

410-763-7800/Fax 410-763-8560

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Shore Bancshares, Inc. (the “Company”) hereby appoints Lloyd L. Beatty, Jr. and James A. Judge, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned as of March 7, 2014 at the Annual Meeting of Stockholders called to convene on Wednesday, April 30, 2014, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2, 3, and 4.			4. To transact any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof.
1. Elect the two (2) Class II director nominees named below to serve on the Board of Directors for a three-year term ending at the 2017 annual meeting of stockholders.
Class II (term expires 2017)
01 Blenda W. Armistead	☐	FOR ALL NOMINEES
02 David W. Moore	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
	☐	FOR ALL EXCEPT (see instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above.			FOR ☐ AGAINST ☐ ABSTAIN ☐
I/WE ACKNOWLEDGE RECEIPT OF NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS
2. Ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for the year ending December 31, 2014.			Date: _______________________, 2014
FOR ☐ AGAINST ☐ ABSTAIN ☐			_________________________________Signature

Signature

3.	Adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers. FOR ☐ AGAINST ☐ ABSTAIN ☐	NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

If you plan to attend the meeting, please designate the number that will attend ☐

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted “FOR ALL NOMINEES” with respect to Proposal 1, “FOR” the ratification of appointment of Stegman & Company with respect to Proposal 2, “FOR” the adoption of the resolution approving the compensation of the named executive officers with respect to Proposal 3, and in the discretion of the proxy holders as to any other matter that may properly come before the meeting as described in Proposal 4.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on April 30, 2014:

This form of Proxy, the related Proxy Statement, the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, are available at www.shorebancshares.com

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